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                                                                    EXHIBIT 99.2

BIRMINGHAM, ALABAMA, FEBRUARY 16, 2000. Wall Street Deli, Inc. (Nasdaq: WSDI) announced today that its Board of Directors has adopted a Stockholder Rights Plan in which common stock purchase rights will be distributed as a dividend at the rate of one Right for each share of the Company's Common Stock outstanding as of the close of business on March 1, 2000. The Rights Plan was adopted in order to ensure that the Company's stockholders are protected against partial tender offers or share accumulations that might allow a third party to gain control of the Company without paying all stockholders a fair price for their shares. Although the Rights Plan will not prevent a takeover of the Company, it will encourage a third party interested in acquiring the Company to negotiate with the Board. Adoption of the Rights Plan was not a response to any known effort to acquire the Company. "The Rights Plan is designed to allow all Wall Street Deli stockholders to realize the long-term value of their investment in the Company and to protect stockholders in the event of an unfair, coercive offer to acquire the Company," said Jeffrey V. Kaufman, President and Chief Executive Officer of Wall Street Deli. According to Mr. Kaufman, over 3,000 public companies currently have similar Rights Plans in place.

Each Right will entitle stockholders to purchase one one-hundredth share of Common Stock of the Company at an exercise price of $1.50. The Rights will be exercisable if another party acquires beneficial ownership of 15% or more of Wall Street Deli Common Stock, or upon the commencement of a tender or exchange offer that, if consummated, would result in another party acquiring 15% or more of Wall Street Deli Common Stock. In the event of such an acquisition or similar event as described in the Rights Plan, each Right, except those owned by the acquiring party, will enable the holder of the Right to purchase that number of shares of Common Stock which equals the exercise price of the Right divided by one-half of the market price of such Common Stock. In addition, if the Company is involved in a merger or other transaction with another company in which it is not the surviving corporation, or it sells or transfers 50% or more of its assets or earning power to another company, each Right will entitle its holder to purchase that number of shares of common stock of the acquiring company which equals the exercise price of the Right divided by one-half of the market price of such company's common stock.

The Company will generally be entitled to redeem the Rights at $0.001 per Right at any time until the tenth business day following the later of a public announcement that an acquiring party has acquired 15% or more of the Company's Common Stock or the actual knowledge by an executive officer of the Company of such acquisition.

The non-taxable dividend distribution of Rights will be made on March 1, 2000, payable to stockholders of record on that date. After the record date, Wall Street Deli will mail to all stockholders a summary of the Rights Plan. Unless the Rights are redeemed or exchanged earlier, they will expire on February 16, 2010.

Wall Street Deli operates 99 company-owned and 19 franchised restaurants in 20 markets. The Company's stock is traded on the Nasdaq Stock Market under the symbol WSDI.


The statements in this press release which are not historical fact are forward-looking statements that involve risks and uncertainties including, but not limited to, pricing by competitors, entry of new competitors, changes in the economy, demand for franchised operations, and other risks detailed in the Company's filings with the Securities and Exchange Commission.


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